Exhibit 2.2

DESIGNATION OF POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS

OF

SERIES H CONVERTIBLE PREFERRED STOCK

OF

THE OAK COMPANIES, INC.

Section 1. Designation and Amount. There is hereby designated a series of non-voting Series H Convertible Preferred Stock, par value $0.001 per share (the “Series H Preferred Stock”) of The Oak Companies, Inc (the “Company”). The authorized number of shares of Series H Preferred Stock shall be Three Million Five Hundred Thousand (3,500,000).

Section 2. Stated Value.

(a) Each share of Series H Preferred Stock shall have an initial stated value equal to $10.00 (the “Stated Value”).

(b) If at any time after the date that this Certificate of Designation was initially filed with the Delaware Secretary of State the Company effects (i) a stock dividend payable in shares of Series H Preferred Stock, (ii) a subdivision of the outstanding Series H Preferred Stock into a greater number of shares of Series H Preferred Stock, or (iii) a combination of the outstanding shares of Series H Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series H Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(c) Upon any adjustment of the Stated Value of the Series H Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of shares of Series H Preferred Stock (the “Holders”), which notice shall state the new Stated Value resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 3 Ranking. As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series H Preferred Stock shall rank as follows: (a) senior to the Company’s Class A voting common stock, par value $0.001 per share (the “Class A Common Stock”), Class B non-voting common stock, par value $0.001 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), and any other securities issued by the Company from time to time, the terms of which provide that such securities rank junior to the Series H Preferred Stock (the “Junior Securities”); (b) pari passu with all other securities issued by the Company from time to time, the terms of which provide that such securities rank on parity with the Series H Preferred Stock (collectively, the “Parity Securities”); and (c) junior to any other securities issued by the Company from time to time, the terms of which provide that such securities rank senior to the Series H Preferred Stock (the “Senior Securities”).

Section 4. Dividends.

(a) Each Holder of the then outstanding shares of Series H Preferred Stock shall be entitled to receive, when and as authorized by the Company’s board of directors (the “Board”), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.5% per annum of the Stated Value (as defined herein) plus an amount equal to all accumulated and unpaid dividends thereon. Dividends on the shares of Series H Preferred Stock shall accrue annually, beginning from the date of the issuance of the shares, and will accrue until the conversion, redemption or liquidation of the shares.

(b) Without any action of the Company or the Holder, accrued dividends will convert into shares of Common Stock upon the occurrence of a Listing Event (defined below) at a 25% discount to the Listing Price (as defined below) of the shares of Common Stock. Notwithstanding the foregoing, in the event a conversion, redemption or liquidation occurs prior to the end of a year, the portion of dividends having accrued pursuant to Section 4(a) above shall be paid with respect to such partial year.

(c) Dividends shall cease to accrue on shares of Series H Preferred Stock on the day immediately prior to any conversion (including upon a Listing Event), redemption or liquidation.

(d) Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days). Dividends shall accrue whether or not: (i) the terms and provisions of any of the Company’s agreements relating to its indebtedness prohibit such authorization, payment or setting apart for payment, (ii) the Company has earnings, or (iii) there are funds of the Company legally available for the payment of dividends at the time such dividends become payable or at any other time or the dividends are authorized. Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

Section 5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each a “Liquidation Event”), before any distribution or payment will be made to holders of the Common Stock or any other class or series of Junior Stock, the Holders of Series H Preferred Stock then outstanding will be entitled to be paid out of the assets legally available for distribution to the Company’s stockholders, after payment or provision for corporate debts, liquidating distributions to the holders of all outstanding Senior Stock, and other liabilities, an amount per share the Stated Value, plus an amount equal to accrued but unpaid cash dividends thereon, to but not including the date of payment, pari passu with the holders of shares of any other class or series of Parity Securities.

Section 6 Conversion of Series H Preferred Stock.

(a) Automatic Conversion Upon Listing Event. Upon a Listing Event (as defined below), each outstanding share of Series H Preferred Stock then outstanding, as well as all then existing accrued but unpaid dividends thereon, shall automatically convert into that number of shares of Class A Common Stock determined by dividing the then Stated Value of such shares by the Discounted Listing Price (as defined below). A “Listing Event” means the initial listing of the Company’s shares of Class A Common Stock, or any equity equivalent into which shares of Common Stock may convert for purposes of the listing, on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Exchange, or any other “national securities exchange,” that is registered with the U.S. Securities and Exchange Commission pursuant to section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Listing Price” means the (i) offering price per share of the Class A Common Stock or any other class of Common Stock approved for the Listing Event if the Listing Event is in connection with an underwritten public offering or (ii) the opening price per share of such Common Stock on the Listing Event if the Listing Event is not in connection with an underwritten public offering. “Discounted Listing Price” means a price per share determined by applying a 25% discount to the Listing Price.

(b) Adjustment of the Discounted Listing Price. The Discounted Listing Price is subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase in the number of shares of Class A Common Stock or the number of shares of the class of Common Stock issuable upon conversion of the Series H Preferred Stock.

Section 7. Redemption of Series H Preferred Stock.

(a) Redemption Upon Liquidity Event. Upon the occurrence of a Liquidity Event, each Holder of Series H Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the Stated Value, plus any accrued but unpaid dividends on the shares held by such Holder (the “Redemption Price”) and (ii) the Transaction Value. A “Liquidity Event” means the (i) acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or (ii) sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company. For the avoidance of doubt, a Listing Event shall not be deemed a Liquidity Event. “Transaction Value” means the value per share of cash and other property, if any, a Holder or Holders of Series H Preferred Stock would receive upon a Liquidity Event had such Holder or Holders, immediately prior to such Liquidity Event, converted such shares of Series H Preferred Stock into shares of the class of Common Stock issuable upon conversion of the Series H Preferred Stock. The value of any property other than cash shall be determined by the Board based on the imputed value of the Common Stock in the Liquidity Event transaction, acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

(b) Optional Redemption by the Company.

(i) Upon the day following the third anniversary of the date of commencement of the offering of shares of the Series H Preferred Stock, the Company will have the right (but not the obligation) to redeem all or some portion of outstanding shares of Series H Preferred Stock at a redemption price equal to 100% of the Redemption Price, to but not including the date of redemption. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

(ii) If fewer than all of the outstanding shares of Series H Preferred Stock are to be redeemed pursuant to the Company’s redemption right, the shares of Series H Preferred Stock to be redeemed will be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method that the Company determines.

(c) Redemption Notice; Effect of Redemption.

(i) In the case of a redemption upon a Liquidity Event under Section 7(a), the Company shall provide a notice of redemption to each Holder of Series H Preferred Stock (the “Notice of Liquidity Event Redemption”). The Notice of Liquidity Event Redemption shall be mailed by the Company not less than 15 business days prior to the anticipated closing date of the Liquidity Event, which shall be the redemption date, addressed to the respective Holders of the Series H Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Company. Each Notice of Liquidity Event Redemption shall state: (i) the redemption date; (ii) the number of shares of Series H Preferred Stock to be redeemed; (iii) the Transaction Value; (iv) the Redemption Price; and (v) the place of payment. No failure to give a Notice of Liquidity Event Redemption or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock except as to a Holder to whom notice was defective or not given.

(ii) In the case of a redemption initiated by the Company under Section 7(b), the Company will deliver written notice to each Holder of shares to be redeemed not less than ten (10) nor more than one hundred and twenty (120) days prior to the redemption date, specifying the redemption date, the Redemption Price, the number of such Holder’s shares to be redeemed, and the place of payment.

Section 8. Voting Rights. Except as otherwise provided herein or as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”), the Holders of Series H Preferred Stock shall have no voting rights.

Section 9. Status of Redeemed or Converted Series H Preferred Stock. All shares of Series H Preferred Stock redeemed, repurchased, converted or otherwise acquired in any manner by the Company shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, and thereafter may be reissued either as Series H Preferred Stock or as part of a new series of preferred stock of the Company to be created by resolution of the Board as permitted by the DGCL and the Company’s Certificate of Incorporation.

Section 10. Record Holders. The Company and the transfer agent, if any, for the Series H Preferred Stock may deem and treat the record Holder of any Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

Section 11. No Preemptive Rights. No Holder of the Series H Preferred Stock will, as a holder of the Series H Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Company (whether now or hereafter authorized).

Section 12. Notices to Holders. Unless otherwise provided herein or required by law, notices to Holders of Series H Preferred Stock provided for herein shall be mailed to such Holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Company.

Section 13. Severability. If any provision of this Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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